Exhibit 2.1

ASSET SALE AND PURCHASE AGREEMENT

BETWEEN TRANSTECHNOLOGY CORPORATION

AND

BREEZE INDUSTRIAL PRODUCTS CORPORATION

Dated as of: June 29, 2001

ASSET SALE AND PURCHASE AGREEMENT

      THIS AGREEMENT is entered into as of June 29, 2001, by and between TRANSTECHNOLOGY CORPORATION, a Delaware corporation (the “Seller”) and BREEZE INDUSTRIAL PRODUCTS CORPORATION, a Delaware corporation, (the “Buyer”). The Buyer and the Seller are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

      A. Seller proposes to convey, transfer and assign to Buyer, and Buyer proposes to acquire and assume all the assets and liabilities of (i) the unincorporated division of Seller known as “Breeze Industrial Products” which designs and manufactures a diverse line of high quality stainless steel clamps for use in the heavy truck and industrial equipment industries out of a manufacturing facility in Saltsburg, Pennsylvania and (ii) the “MassTech” line of vehicle interface connectors, except for those Excluded Assets and Excluded Liabilities as hereinafter provided (collectively, the “Business”) upon the terms and subject to the conditions hereinafter set out.

      B. On the Closing Date, Buyer, through its wholly-owned subsidiary Pebra GmbH (“German Buyer”), proposes to acquire from Seller’s wholly-owned subsidiary Seeger-Orbis GmbH & Co. OHG (“German Seller”), the business of German Seller’s unincorporated division “Pebra,” which designs and manufacturers clamps primarily for heavy truck manufacturers in Europe out of a manufacturing facility in Frittlingen in the state of Baden-Wuerttemberg, Germany (the “Pebra Business”) on the terms and subject to the conditions set forth in the Asset Purchase Agreement to be entered into between German Buyer and German Seller in the form attached hereto as Exhibit A, with such revisions or modifications as the Parties mutually agree to be reasonably necessary or desirable to effect the transactions contemplated therein (the “Pebra Agreement”).

      C. Definitions of capitalized terms are set out at Section 11.

      NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and promises herein contained the Parties agree as follows:

      1. Basic Transaction

      (a) Purchase and Sale of the Acquired Assets. On and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Seller and the Seller shall sell, transfer, convey, and deliver to the Buyer, the Acquired Assets free and clear of all Liens other than Excepted Liens at the Closing for the consideration specified below in this Section 1.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for the Assumed Liabilities at the Closing.

      (c) Assignment of Contracts. Seller will assign to Buyer those Contracts as described on Schedule 1(c) and Buyer will assume all obligations and liabilities thereunder as of the Closing Date. To the extent that the assignment of all or any portion of any Contract by the Seller to the Buyer shall require the consent of another party thereto, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof. The Seller will use commercially reasonable efforts to obtain the consent of the other parties to such Contracts for the assignment thereof to the Buyer in the manner set out in Section 8(c). Seller represents and warrants to Buyer that each of the Sales Representative Agreements on the list provided in Schedule 1(c) is substantially similar in its terms and conditions to the standard sales representative agreements of Seller, a copy of which has been provided to Buyer.

      (d) Purchase Price.

      (i) Subject to the adjustments contained in Section (iii) below, the purchase price is Forty-Three Million Five Hundred Thousand Dollars ($43,500,000) (the “Purchase Price” and, together with the purchase price payable pursuant to the Pebra Agreement, the “Combined Purchase Price”) which shall be paid at Closing by wire transfer of immediately available funds.

      (ii) Audited Financial Statements. As soon as practicable following the execution of this Agreement, but in no event later than the Closing Date, Seller shall cause Deloitte & Touche LLP to deliver to Buyer, at Buyer’s sole expense, audited combined financial statements for the Business and the Pebra Business for the fiscal years ended March 31, 2000 and March 31, 2001 (the “Audited Financial Statements”).

      (iii) Purchase Price Adjustment. The Combined Purchase Price shall be subject to a dollar-for-dollar increase or decrease (the “Adjustment”) to the extent the Net Working Capital at the close of business on the Closing Date as set out in the Closing Date Balance Sheet is greater or less than Eight Million Seven Hundred Forty Thousand Seven Hundred and Forty-Four Dollars ($8,740,744). The Closing Date Balance Sheet shall be prepared by the Buyer and shall be delivered to the Seller not more than forty-five (45) days after the Closing Date. In the event that Seller disputes the accuracy of the Closing Date Balance Sheet, it shall so notify the Buyer in writing within ten (10) days of receipt and, if the parties cannot resolve the dispute amicably within ten (10) days of Seller’s notice, either Party shall be entitled to request the Accounting Firm to resolve the dispute, utilizing GAAP. Said Accounting Firm shall render its decision on the dispute within twenty (20) days of their selection and such decision shall be final and binding upon Seller and Buyer and Seller and Buyer shall each bear one-half of the fees and expenses of such Accounting Firm. If any Adjustment is required, the Party against whom the Adjustment is charged shall pay the amount of the Adjustment to the other Party no later than ten (10) days following the date of the final determination of the Adjustment by wire transfer of immediately available funds.

      (e) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel, commencing at 10:00 a.m. local time on July 6, 2001, or such other date and location as the parties mutually agree in writing (the actual date of the Closing being referred to herein as the “Closing Date”).

      (f) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 5(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section 5(b) below; and (iii) the Buyer will deliver to the Seller the consideration specified in section l(d) above.

      (g) Allocation of Purchase Price. Buyer and Seller shall each file Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) on a timely basis reporting the allocation of the Purchase Price consistent with an allocation which will be prepared and agreed to by the parties no later than the one hundred fiftieth (150th) day following the Closing Date. Buyer and Seller shall not take any position on their respective income tax returns that is inconsistent with the agreed allocation of the Purchase Price.

      2. Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the “Disclosure Schedule.” The Disclosure Schedule will be arranged in schedules corresponding to the lettered and numbered sections contained in this Section 2.

      (a) Organization of the Seller. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is qualified to do business in the State of Pennsylvania and all other states where the ownership of the Acquired Assets or the operation of the Business would require them to do so as set forth on Schedule 2(a) other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on the Business.

      (b) Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller enforceable in accordance with its terms and conditions provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

      (c) Title to Acquired Assets. The Seller has, or will have as at the Closing Date, good and marketable title to, or a valid leasehold interest in, all of the Acquired Assets owned by it and a valid leasehold interest in all of the Acquired Assets leased by it, in each case free and clear of all Liens other than Excepted Liens. The Acquired Assets constitute all of the assets of Seller that are used or held for use in connection with the Business (other than the Excluded Assets). The Acquired Assets, other than inventory and intangible assets, have been maintained in accordance with the Seller’s past practice, and are in good operating condition (subject to normal wear and tear).

      (d) Brokers’ Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

      (e) Legal Compliance. The Seller has conducted the Business at all times in compliance with all Applicable Laws, and the Seller is not in default or material violation in any respect under any of such laws applicable to the Business or the Acquired Assets, except where the failure to be in compliance or such default or violation would not have a material adverse effect on the Business.

      (f) Tax Matters. The Seller has filed all foreign, federal, state and local Tax returns that it was required to file with respect to the Business or the Acquired Assets, and has paid all Taxes including, without limitation, Income Taxes required to be paid with respect to such returns. Except as set out in Schedule 2(f), the Seller has not received notice of any tax deficiency proposed or assessed against it, and the Seller has not executed any waiver of any statute of limitations on the assessment or collection of any Taxes, none of the Seller’s Tax returns has been audited by any Governmental Authority in a manner to bring such audit to the Seller’s attention, and there are no Tax liabilities relating to the Business or the Acquired Assets except those incurred in the Ordinary Course of Business.

      (g) Intellectual Property. Schedule 2(g) identifies all Intellectual Property, owned by or licensed to the Seller relating to or used in connection with the Business and identifies each license, agreement or other permission to or from any third party which the Seller has or has been granted with respect to any of the Intellectual Property. Schedule 2(g) also includes the name under which the Intellectual Property rights are claimed, and the dates of issuance or application, as the case may be. Except as set out in Schedule 2(g), Seller owns or has a valid and enforceable license to use, all the Intellectual Property necessary to operate the Business, including the Intellectual Property listed on Schedule 2(g) and, except as set forth thereon, pays no royalty under any of them and has the exclusive right to bring actions for any infringement thereof. Neither the conduct of the Business nor any product made or sold by the Business violates any license, agreement or other permission granted to the Seller or, to Seller’s Knowledge, infringes any intellectual property of any third party. There is no pending or, to the Seller’s Knowledge, threatened, claim or litigation against the Seller contesting or challenging the validity, enforceability, ownership or use of any of the Intellectual Property used in the Business or asserting any misuse thereof. Except as provided on Schedule 2(g), there are no outstanding options, licenses or agreements of any kind relating to the foregoing. The Seller has no Knowledge of any facts or claims which may prohibit, impair or impede the renewal of the registration of any registered Intellectual Property. All Intellectual Property owned or used by the Seller in connection with the Business immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to Closing provided Buyer completes its obligations with respect to effecting such transfers in the appropriate registration offices.

      (h) Contracts. Schedule 2(h) lists the following contracts and other agreements related to the Business to which the Seller is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $50,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $50,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any material agreement concerning confidentiality or noncompetition;

(vi) any material agreement involving any Affiliates;

(vii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(viii) any agreement under which the consequences of a default or termination could have a material adverse effect on the Business;

(ix) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000; or

(x) any collective bargaining agreement between Seller and any labor organization.

Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in Schedule 2(h) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Schedule 2(h). With respect to each such agreement, to Seller’s Knowledge: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any material provision of the agreement.

      (i) Litigation. Schedule 2(i) sets forth each instance in which the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge relating to the Business or (ii) is a party to any action, suit, proceeding, grievance (as defined in any collective bargaining agreement between Seller and any labor organization), hearing, or investigation (including without limitation, any investigation by any Governmental Authority involving any Contract) of, in, or before any court or quasijudicial or administrative agency of any federal, state or local jurisdiction or any arbitrator, relating to the Business, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, grievance, hearing, or investigation would not have a material adverse effect on the Business or impair the ability of the Seller to consummate the transactions contemplated by this Agreement.

      (j) Accounts Receivable; Inventories. The accounts receivable of the Business have been generated in the Ordinary Course of Business, reflect a valid obligation due to Seller for the payment of goods or services provided by the Business and, except as otherwise noted, are reasonably anticipated to be paid in the normal course without recourse, defense, deduction, return of goods, counterclaim or offset on the part of the obligor. The inventories of the Business are usable or saleable in the Ordinary Course of Business.

      (k) Leases. Schedule 2(k) of the Disclosure Schedule lists all leases or lease purchase agreements relating to the Business or any of the Acquired Assets to which the Seller is a party. Except as identified in Schedule 2(k): (i) each such lease is valid, binding and in full force and effect; (ii) neither the Seller nor any of its respective lessors is in default under any of such leases and no event has occurred which could give the lessor under any of such leases the right to claim a default under any of such leases. All said leases are freely assignable to Buyer without any consents or approvals except as shown on Schedule 2(k).

      (1) Employment Matters. Except as set out in Schedule 2(1) of the Disclosure Schedule, (i) no current officer or employee of Seller working in the operations of the Business is a party to any employment agreement or union or collective bargaining agreement, (ii) no union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with Seller regarding terms and conditions of employment and (iii) no unfair labor practice charge, work stoppage, picketing, grievance (as defined in any collective bargaining agreement between Seller and any labor organization) or other such activity relating to labor matters has occurred or is pending. To Seller’s Knowledge, there are no current or threatened attempts to organize or establish any labor union to represent any employees of Seller working in the operations of the Business. Except as set out in Schedule 2(1) of the Disclosure Schedule, the Seller is in compliance in all material respects with all requirements of federal, state and local laws and relations governing employee relations, including collective bargaining agreements, which may be applicable to the Business, including without limitation anti-discrimination laws, wage and hour laws, labor relations laws and occupational safety and health laws, and no suits, charges or administrative proceedings relating to any such law or regulation are pending or, to Seller’s Knowledge, have been threatened.

      (m) Employee Benefit Plans. The representations and warranties set forth in this Section 2(m) (other than Section 2(m)(v)) are being made solely with respect to plans, practices, policies, and arrangements that cover one or more employees of the Business. Except as set out in Schedule 2(m) of the Disclosure Schedule, Seller is not a party to, does not contribute to or maintain, and does not have any current or future obligation or liability with respect to, any pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation or deferred compensation plan, life, health, accident, disability, workers’ compensation or other insurance plan, severance or separation plan, or any other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including but not limited to any “employee benefit plan” that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (hereinafter collectively referred to as “Benefit Plans”). Except as otherwise disclosed in Schedule 2(m):

(i) Each Benefit Plan (and each related trust, insurance contract or fund) is in substantial compliance in form and in operation with all applicable requirements of ERISA, the Code, and any applicable state law or regulation; each Benefit Plan has been administered in all material respects in accordance with its governing documents and all applicable laws and regulations; and there has been no breach of fiduciary duty, prohibited transaction, or other event with respect to any Benefit Plan that could result in an excise tax or other claim or liability against Seller, any Benefit Plan or any fiduciary of such Benefit Plan.

(ii) Each Benefit Plan that is intended to be a “qualified plan” for purposes of the Code is in fact so qualified.

(iii) Each Benefit Plan is in compliance in all material respects with the applicable requirements for reporting and disclosure to participants under ERISA with respect to that Benefit Plan, and all required annual returns and other reports for each Benefit Plan have been filed on a timely basis with the Internal Revenue Service or the U.S. Department of Labor, as appropriate.

(iv) All contributions and payments with respect to each Benefit Plan that are required pursuant to the terms of Benefit Plan, the Code, ERISA or other applicable law for periods ending on or prior to the Closing Date, have been made on a timely basis, and provision has been made for any such contributions or payments for such periods that are not yet due.

(v) Except as disclosed on Schedule 2(m), at no time during the five calendar years preceding the calendar year in which the Closing Date occurs has Seller, or any entity that is or was required to be aggregated with Seller under Section 414 of the Code, maintained or made any contributions to any defined benefit pension plan or any multi-employer pension plan that is subject to Title IV of ERISA and Seller has no liability or potential liability under Title IV of ERISA that could become a Liability of Buyer.

(vi) Seller has furnished to Buyer, with respect to each Benefit Plan, correct and complete copies of all plan documents, all amendments, any related trust agreements, insurance contracts or other funding arrangements, all current summary plan descriptions and summaries of material modifications, the most recent annual report (Form 5500 series), and the most recent Internal Revenue Service determination letter, where applicable.

(vii) No representation has been made to any employee or former employee of the Business with respect to any Benefit Plan that would entitle the employee or former employee to benefits greater than or in addition to the benefits provided pursuant to the actual terms of Benefit Plan, including, without limitation, representations as to post-retirement health or death benefits.

(viii) No action, suit, proceeding, hearing or investigation with respect to any Benefit Plan (other than routine claims for benefits) will be pending or threatened as of the Closing Date. No “reportable event” (as such term is defined in Section 4043(c) of ERISA) has occurred with respect to any Benefit Plan.

(ix) Except as set forth on Schedule 2(m), prior to the Closing (i) Seller has not incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of Sections 4205 and 4203, respectively, of ERISA) from any employee benefit plan subject to Title IV of ERISA which is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), no such liability has been asserted, and there are no events or circumstances which could result in any such partial or complete withdrawal; and (ii) Seller is not bound by any contract or agreement and does not have any obligation or liability described in Section 4204 of ERISA.

(n) Financial Statements.

(i) Schedule 2(n) hereto contains the following financial statements: unaudited balance sheets and statements of income and cash flows as of and for the fiscal years ended March 31, 1999, 2000, and 2001 for the Business (collectively, the “Financial Statements”) and for the two-month period ending May 31, 2001. Except as set forth on Schedule 2(n), the Financial Statements have been prepared in accordance with GAAP, throughout the periods covered thereby and present fairly the assets and liabilities of the Business as of such dates and the results of operations of the Business for such periods. The books of account of the Business reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of the Business required to be reflected therein.

(ii) Except for those liabilities reflected in the Financial Statements, which have arisen since the date of the Financial Statements in the Ordinary Course of Business, or which are described in Schedule 2(n), the Business has no material liabilities (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).

      (o) Insurance. The Seller maintains in effect insurance covering the Business, the Acquired Assets, the employees and any liabilities relating thereto in the amounts and coverage set forth in Schedule 2(o) of the Disclosure Schedule, and such insurance coverage shall be maintained by the Seller through the Closing Date.

      (p) Business Changes. Except for the transactions contemplated by this Agreement and except as set forth in Schedule 2(p) of the Disclosure Schedule, since March 31, 2001, there has not been: (i) any material adverse change in the financial condition, prospects, operations or results of operations of the Business, or material damage, destruction or loss (whether or not covered by insurance) affecting the Business or the Acquired Assets; (ii) any sale, lease, abandonment or other disposition of any material Fixed Assets or other operating property except for disposition of inventory in the Ordinary Course of Business; (iii) any transfer of any of the Acquired Assets by the Seller to any officer, director, employee or Affiliate of Seller or any other transfer of Acquired Assets outside the Ordinary Course of Business; (iv) any increase in compensation of any officer, director or employee (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or the adoption of any new benefit program, plan or other arrangement for officers, directors or employees; (v) the loss of any material supplier or customer or the occurrence of any other event or condition of any character likely to have a material adverse effect on the Business; (vi) any material agreement, contract, lease, or license (or series of related agreements, contracts, leases or license) involving more than $50,000 entered into, and no existing lease, license, contract or agreements has been modified outside the Ordinary Course of Business; (vii) no Lien has been imposed upon any of its assets, tangible or intangible; or (viii) no capital expenditures have been made in an amount in excess of $50,000, individually or in the aggregate.

      (q) Government Licenses and Permits. Except as set out in Schedule 2(q), the Seller has all governmental licenses and permits necessary to conduct the Business as presently conducted and to own and use the Acquired Assets, and all such licenses and permits are in full force and effect.

      (r) Environmental Matters. Except as disclosed on Schedule 2(r), to the Knowledge of the Seller:

(i) the Seller and all facilities and property (including underlying non-native fill, soil and groundwater) owned or leased by the Seller are (1) in compliance in all respects with all of the laws, statutes and regulations of the United States and the State of Pennsylvania relating to the generation, use, storage, processing, release, transportation, and disposal of Hazardous Materials and waste, non-hazardous commercial/industrial materials and wastes, and municipal solid wastes and discharge thereof into the environment (“Environmental Laws”), (2) not subject to any third party Environmental Claims, and (3) not subject to Regulatory Actions or proceedings against the Seller, except for such instances of non-compliance (if any) which have not caused and are not likely to cause any material adverse effect; and

(ii) there are no pending or threatened:

(a) claims, complaints, notices, notices of violation, administrative orders, consent orders, memoranda of agreement, or requests for information received or executed by the Seller with respect to any alleged violation of any Environmental Law, or

(b) complaints, notices, or inquiries to the Seller regarding potential liability under any Environmental Law.

      (s) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller is subject or any provision of the charter or bylaws of Seller or (ii), except as set forth on Schedule 2(s), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangements to which Seller is a party or by which it is bound or to which any of its assets, is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect on the Business or on the ability of the Parties to consummate the transactions contemplated by this Agreement. Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Business or on the ability of the Seller to consummate the transactions contemplated by this Agreement.

      (t) Guaranties. The Business is not a guarantor and is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

      (u) Exclusivity of Representations. The representations and warranties made by Seller in this Agreement are in lieu of (and are exclusive of) any other representations and warranties by Seller, or any officer, employee or agent of Seller, express or implied. Seller hereby disclaims any such other representations or warranties (express or implied), notwithstanding any delivery or disclosure of any documents or other information to Buyer, its officers, directors, employees, agents or representatives or any other person.

      (v) No Material Omission. None of this Agreement, the Disclosure Schedule, nor any certificate or other document furnished by the Seller to the Buyer, contains any untrue statement or misstatement of a material fact or omits to state a material fact necessary to make the statement contained therein and herein not misleading.

      3. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in schedules corresponding to the lettered and numbered sections contained in this Section 3.

      (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization and will be, as of the Closing, qualified to do business in the State of Pennsylvania and all other states where the ownership of the Acquired Assets or the operation of the Business would require it to do so other than in such jurisdictions where the failure to so qualify would not have a material adverse effect on the Business.

      (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Buyer has duly authorized the execution, delivery, and performance of this Agreement by the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions provided that (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors, and (ii) enforcement may be subject to general principles of equity, and the availability of the remedies of specific performance and injunctive relief may be subject to the discretion of the court before which any proceeding for such remedies may be brought.

      (c) Brokers’ Fees. Except with respect to amounts payable to The Sage Group, LLC (for which Buyer shall be solely responsible), the Buyer has no liability or obligation to any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

      (d) Certain Litigation. There is no action, proceeding or investigation pending to which the Buyer is a party or, to the Buyer’s Knowledge, threatened, against the Buyer, which questions the validity of this Agreement or impairs the ability of the Buyer to consummate the transactions contemplated hereby.

      (e) No Material Omission. Neither this Agreement nor the Disclosure Schedule, nor any certificate or other document furnished by the Buyer to the Seller, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained therein and herein not misleading.

      (f) Financing. As of the date hereof, Buyer has received binding commitments for financing adequate to consummate the transactions contemplated by this Agreement subject to the terms and conditions as set forth on Schedule 3(f).

      (g) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject to or any provision of the charter or bylaws of Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangements to which Buyer is a party or by which it is bound or to which any of its assets, is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a material adverse effect on the Business or on the ability of the Buyer to consummate the transactions contemplated by this Agreement. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Business or on the ability of the Buyer to consummate the transactions contemplated by this Agreement.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

      (a) General. Each of the Parties will take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

      (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement.

      (c) Conduct of Business. Seller shall use its diligent efforts prior to consummation of the transaction contemplated hereby to preserve the business organization of the Business intact, and to preserve its goodwill and the confidentiality of its business know-how, to keep available to the Business the service of its present employees and to preserve for the Business the present relationships between the Business and its customers and others having a business relationship with the Business. Without limiting the foregoing, prior to the consummation of the transaction contemplated hereby, (i) the Business shall be conducted only in the Ordinary Course of Business, and the character of the Business shall not be changed; (ii) no asset of Seller pertaining to the Business shall be sold except in the Ordinary Course of Business; (iii) Seller shall not subject any of the Acquired Assets to any lien, security interest, encumbrance or charge other than Excepted Liens; (iv) except for liabilities incurred in the Ordinary Course of Business prior to the date hereof, Seller shall not with respect to the Business make any payment or commitment in excess of $50,000 without the prior consent of Buyer (which shall not be unreasonably withheld or delayed); and (v) Seller shall not with respect to the Business make any material capital investment or improvement, or enter into any agreement creating any material commitment without the prior consent of Buyer (which shall not be unreasonably withheld or delayed).

      (d) Full Access. Seller will permit employees and representatives of the Buyer to have full access (subject to limitations on access imposed by any Applicable Law) at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Business.

      (e) Schedules and Amendments to Disclosure Schedules. All information disclosed in this Agreement or any Disclosure Schedule hereto shall be deemed fully disclosed for all purposes of this Agreement and all Disclosure Schedules hereto. At or prior to the Closing, Seller shall have the right to deliver amended Disclosure Schedules for review and either approval thereof or rejection thereof by Buyer, which approval or rejection shall not be delayed by Buyer. To the extent that Buyer approves and accepts in writing any amendment to any Disclosure Schedule (but only to such extent), such amendment shall be deemed included in such Disclosure Schedule for all purposes hereof and the indemnification provisions hereof shall not apply to any loss, damage, liability, claim, fee, cost or expense arising out of, based upon or resulting from any matters that have been disclosed in such amended Disclosure Schedule.

      (f) Exclusive Consideration. Until the earlier of Closing or July 10, 2001 (or such shorter period if both parties agree not to pursue the transaction), Seller will not enter into an agreement, understanding or arrangement, or engage in any discussions or negotiations, relating to any Acquisition Proposal; (ii) solicit or encourage the submission of an Acquisition Proposal; (iii) transmit any documents relating to this transaction to any third party other than Seller and its advisers; or (iv) permit any of Seller’s representatives or Affiliates to do any of foregoing.

      (g) Pebra Agreement. Each of Buyer and Seller covenant that it shall use its diligent efforts to cause the German Buyer and the German Seller, respectively, to execute, deliver and perform their respective obligations with respect to the Pebra Agreement, including, without limitation, having such Agreement notarized in accordance with the provisions of German law.

      5. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 2 above shall be true and correct and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of its covenants hereunder through the Closing;

(iii) there shall not be an injunction, judgment, order, decree, or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 5(a)(i)-(iii) is satisfied in all respects;

(v) The Parties shall have received all necessary authorizations, consents, and approvals of Governmental Authorities and other third parties for the consummation of the transactions contemplated by this Agreement and the Pebra Agreement, including, but not limited to, those authorizations, consents or approvals listed on Schedule 2(s);

(vi) Buyer shall have actually received the financing on terms and conditions consistent with the commitment letters set forth on Schedule 3(f);

(vii) the Buyer shall have received from counsel to the Seller an opinion addressed to the Buyer, and dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer’s counsel and upon which the parties providing the financing described in the commitment letters set forth on Schedule 3(f) shall be entitled to rely;

(viii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer including, but not limited to, any documents necessary or desirable for dividing the trademark registrations included in the Acquired Assets into registrations under International Class 6 for assignment to Buyer consistent with the provisions of this Agreement;

(ix) the Buyer shall have received satisfactory evidence that the Acquired Assets are, or on the Closing Date will be, free of Liens other than Excepted Liens;

(x) the German Seller shall have executed, delivered and performed its obligations with respect to the Pebra Agreement;

(xi) the Buyer shall have entered into Equity Participation Agreements in the form set forth in Exhibit B hereto, on terms and conditions satisfactory to Buyer, with Robert Tunno and the persons identified in that certain letter between Buyer and Seller relating to the Equity Participation Agreements;

(xii) the Parties shall have entered into the Lease; and

(xiii) the Buyer shall have obtained a binder for insurance on terms reasonably acceptable to it and to the Persons providing the financing set forth in the commitment letters set forth on Schedule 3(f) covering Environmental Claims and containing the basic terms and conditions as set forth on Exhibit C hereto.

The Buyer may waive any condition specified in this Section 5(a) if it executes a writing so stating at or prior to the Closing.

      (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 3 above shall be true and correct at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, or ruling in effect preventing consummation of any of the transactions contemplated by this Agreement;

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects;

(v) the Parties shall have received all necessary authorizations, consents, and approvals of Governmental Authorities, if any, for the consummation of the transactions contemplated by this agreement and the Pebra Agreement;

(vi) the Seller shall have received from counsel to the Buyer an opinion addressed to the Seller, and dated as of the Closing Date, in form and substance reasonably satisfactory to Seller’s counsel;

(vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

(viii) the Seller shall have received all necessary consents of its lenders to this Agreement and the Closing of the transactions contemplated hereby;

(ix) the German Buyer shall have executed, delivered and performed its obligations under the Pebra Agreement; and

(x) the Parties shall have entered into the Lease.

The Seller may waive any conditions specified in this Section 5(b) if it executes a writing so stating at or prior to the Closing.

      6. Termination.

      (a) Manner of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned on or before the Closing Date:

(i) By mutual agreement of Seller and Buyer;

(ii) By Buyer, by written notice, if any of the conditions of Section 5(a) of this Agreement have not been met by July 10, 2001 and have not been waived in writing by Buyer and provided that Buyer is not then in breach of its obligations hereunder; or

(iii) By Seller, by written notice, if any of the conditions of Section 5(b) of this Agreement have not been met by July 10, 2001, or the provisions of Section 3(f) have not been satisfied, and either such item has not been waived in writing by Seller and provided that Seller is not then in breach of its obligations hereunder.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 6(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

      7. Indemnification.

      (a) Survival. All representations, warranties and covenants contained in this Agreement shall survive (and not be affected in any respect by) the Closing until the last day of the eighteenth (18th) calendar month following that which includes the Closing Date, whereupon all such representations, warranties and covenants shall expire and terminate and shall be of no further force or effect, except that

(i) all payment obligations relating to the Purchase Price and all covenants set out in this Agreement shall survive until fully satisfied or waived in writing;

(ii) the representations set forth in Section 2(r) shall survive for a period of fifteen (15) years following the Closing Date;

(iii) the representations set out in Sections 2 (a), (b) and (c) shall survive indefinitely ; and

(iv) the representations set out in Sections 2(f) and (m) shall survive until expiration of the applicable statute of limitations or extensions thereof.

      (b) Indemnification Provisions for Benefit of the Buyer. (i) In the event the Seller breaches any of its representations or warranties, or any of its covenants, set out in this Agreement, and, if, with respect to the representations and warranties, there is an applicable survival period pursuant to Section 7(a) above, provided that the Buyer makes a written claim for indemnification within such survival period, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer which are caused proximately by the breach; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Seller contained in this Agreement until the Buyer has suffered Adverse Consequences by reason of all such breaches in an aggregate amount exceeding $250,000 and then only for such Adverse Consequences in excess of $250,000, provided, however, that with respect to breaches of (A) Section 2(f) the amount shall be $25,000; and (B) Section 2(a), (b), (c), (r) and (v) for which there shall be no indemnity deductible.

(ii) The Seller shall indemnify the Buyer and shall hold the Buyer harmless from and against any and all Adverse Consequences arising from or related to the Excluded Liabilities.

      (c) Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if, with respect to the representations and warranties, there is an applicable survival period pursuant to section 7(a) above, and provided that the Seller makes a written claim for indemnification against the Buyer, the Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller shall suffer which are caused proximately by the breach.

      (d) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

(ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

(iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section (d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

      (e) Other Indemnification Provisions. The indemnification provisions in this Section 7 are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty or covenant; provided, however, that the Buyer acknowledges and agrees (i) that the foregoing indemnification provisions in this Section 7 shall be the exclusive remedy of the Buyer for any breach of the representations and warranties in Section 2(d) through (v) of this Agreement; (ii) the indemnification threshold established in Section 7(b) shall apply to any right of indemnification howsoever arising, whether under this Agreement or otherwise, exclusive of a right arising from a claim of fraud; and (iii) in no event shall the Seller’s obligations under this Agreement, under the agreements with respect to the Pebra Acquisition or under any statutory, equitable, or common law remedy exceed, in the aggregate Five Million Dollars ($5,000,000), except with respect to breaches of Sections 1(a), 2(a), (b), (c), (f), (r), (v) and Section 8 for which Seller’s obligations shall not exceed the total aggregate Combined Purchase Price and except Sections 7(b)(ii), 7(f) and 10(m), for which the Seller’s obligation shall not be subject to any limitation. For purposes of determining when the thresholds and limitations set forth in this Section 7 have been met, any Adverse Consequences arising from the breach of the German Seller’s representations and warranties set forth in the German Purchase Agreement and indemnifiable by the German Seller thereunder shall be treated as Adverse Consequences indemnifiable by the Seller under this Agreement, and any payments made by the German Seller with respect to its indemnification obligations for such Adverse Consequences shall be treated as payments made by the Seller hereunder.

      (f) The Seller agrees to indemnify the Buyer for the cost of removal and clean-up of the underground storage tank located on the real property identified in the definition of the term “Real Property” set forth in the Pebra Agreement. Such removal and clean-up shall be in accordance with a work plan and budget established by the Seller’s Director of Environmental Affairs in conjunction with representatives of the Buyer and mutually acceptable to the Parties. Such work plan and budget shall provide that such tank be removed as soon as possible, but in no event later than one hundred and eighty (180) days following the Closing Date.

      8. Further Agreements.

      (a) Seller’s Covenant Not to Compete.

(i) For a period of two (2) years from and after the Closing Date (the “Restricted Period”), the Seller will not engage, directly or indirectly, in the manufacture and/or sale of products manufactured by the Business on the Closing Date in any geographic area in which the Business is conducted as of the Closing Date; provided, however, that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to constitute engaging in any such business.

(ii) At all times after the date hereof, the Seller shall keep secret and retain in strictest confidence, and shall not use for its benefit or the benefit of others, except in connection with the business and affairs of Buyer, all Confidential Information and shall not disclose such Confidential Information to anyone outside of Buyer, and their Affiliates except with the express written consent of the Buyer and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Seller as a result of being (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to Buyer to keep such information confidential or (c) required by any law or order.

(iii) During the Restricted Period, the Seller shall not, without the prior written consent of the Buyer, directly or indirectly, (A) induce or attempt to induce any employee of Buyer to leave the employ of Buyer, or in any way interfere with the relationship between Buyer and any employee thereof, (B) hire any person within one (1) year of the last day such person was an employee of Buyer or (C) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of Buyer to cease doing business with Buyer or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Buyer (including, without limitation, making defamatory statements of communications about Buyer).

(iv) If the final award of any arbitration panel (or in the event there should be a final judgment of a court of competent jurisdiction) declares that any term or provision of this Section 8(a) is invalid or unenforceable, the Parties agree that the panel or court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provisions, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the award may be challenged or the judgment may be appealed.

      (b) Employees.

(i) Effective upon the close of business on the Closing Date, all persons, other than those persons listed or described on Schedule 8(b), who at the Closing are employees of Seller located at its facilities in Saltsburg, Pennsylvania (the “Employees”) shall become employees of Buyer upon terms and conditions of employment substantially similar to those which existed immediately prior to the Closing Date (the “Transferred Employees”).

(ii) On the Closing Date, or, with respect to sales commissions, as soon as practicable thereafter, Seller shall pay each Employee all accrued wages, salary, commissions, bonus and other employee compensation payments to which such person is entitled for all periods prior to and including the Closing Date.

(iii) Buyer shall assume and honor all obligations to the Transferred Employees arising after the Closing Date under the employment policies, employment agreements, collective bargaining agreements and welfare benefit plans of Seller listed on Schedule 8(b); provided, however, that Seller shall retain liability for any bonus payments due to management of the Business for the fiscal year ended March 31, 2001, as well as retention, severance, incentive compensation and/or deferred compensation payable to management of the Business or to any other employee or former employee of the business on account of any period ending prior to or on the Closing Date. Buyer shall also be solely responsible for provision of the continuation health coverage required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the code (“COBRA”) for all employees and former employees (and eligible beneficiaries thereof) of the Business listed on Schedule 8(b) with respect to whom a qualifying event has occurred prior to or occurs on the Closing Date. Notwithstanding the foregoing, Buyer shall be responsible for all severance compensation payable to any Transferred Employees terminated by Buyer after the Closing Date (including management employees other than Tom Watson for whom Seller shall make any required severance payments). All accrued but unused paid time off entitlements, including, but not limited to, vacation, sick days and comp time shall be carried forward and accumulation continued in the same manner that existed immediately prior to the Closing Date.

(iv) On or prior to the Closing Date, Seller shall make its required contribution to the TransTechnology Corporation Retirement Savings Plan (the “Seller’s 401(k) Plan”) of the amount of any salary reduction contributions and of pro-rata amounts of any matching contributions attributable to or payable on account of any Transferred Employee for any time period ending on the Closing Date regardless of any end-of-plan-year employment eligibility requirement for any such matching contributions. As soon as practicable following the Closing Date, Buyer will take all actions as may be necessary or appropriate to extend coverage under a defined contribution plan (the “Buyer’s 401(k) Plan”) intended to be qualified under Section 401(a) of the Code to the Transferred Employees who have account balances under Seller’s 401(k) Plan at Closing. The Transferred Employees will be credited with service under the Buyer’s 401(k) Plan, for eligibility and vesting purposes, with the service credited to them under the terms of the Seller’s 401(k) Plan as of the Closing Date. As soon as practicable following the Closing Date, Seller shall cause to be transferred from the trustee of the Seller’s 401(k) Plan to the trustee of the Buyer’s 401(k) Plan an amount equal to the aggregate account balances of the Transferred Employees under the Seller’s 401(k) Plan determined as of the date of transfer in accordance with the valuation methods of Section 414(l) of the Code. Such transfer shall be in cash except that promissory notes representing loans under the Seller’s 401(k) Plan to Transferred Employees shall be transferred in kind. Buyer and Seller shall use commercially reasonable efforts to ensure that any loan balances outstanding under the Seller’s 401(k) Plan with respect to any Transferred Employee shall be transferred to the Buyer’s 401(k) Plan without acceleration or default and shall cooperate with respect to the other matters set forth in this subparagraph (iv).

(v) As of the Closing Date, Buyer shall assume Seller’s obligations under the Collective Bargaining Agreement between TransTechnology Corporation, Breeze Industrial Products division, and the Automotive Chauffeurs, Parts and Garage Employees, Local Union No. 926, an affiliate of the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America (the “Union Agreement”); provided that Buyer shall not assume any obligation or responsibility for any payment of “withdrawal liability” (as such term is defined in Section 4201 of ERISA) or any delinquent contributions to any Multiemployer Plan to which Seller has or had any obligation to contribute at any time. It is understood that Buyer and Seller do not intend to comply with the requirements of Section 4204 of ERISA with respect to the transactions contemplated herein.

      (c) Assignments, etc. Seller shall cooperate with Buyer in order to assist Buyer to obtain such novations, if any, and consents to assignments or other transfers of interests in Contracts associated with the Business and included in the Acquired Assets. If any such novation or consent is not obtained in respect of any Contract being assumed by Buyer, Seller will cooperate in reasonable arrangements required by Buyer to provide Buyer with the benefits under such Contract. Buyer shall cooperate with Seller by providing accounting support and such related documentary backup reasonably necessary to facilitate the payment by or to Seller of all cancellation fees and consummation of all acts due from customers with respect to any contract which is terminated or suspended prior to or at the Closing under a contractual termination for convenience or like provision.

      (d) Availability of Records to Seller. The Buyer shall make available to the Seller such documents, books, records or information relating to the Acquired Assets and Assumed Liabilities or to the Business prior to the Closing as the Seller may reasonably require after the Closing in connection with any tax determination, any claim against, or defense by, the Seller relating to the conduct of the Business prior to the Closing or governmental investigation of the Seller or any of its Affiliates. The Buyer agrees not to destroy any files or records which are subject to this Section 8(e) without giving reasonable notice to the Seller, and within thirty (30) days of receipt of such notice, the Buyer may cause to be delivered to Seller the records intended to be destroyed, at the Seller’s expense.

      (e) Further Assurances. At any time, and from time to time, after the Closing, upon the request of any Party hereto and without further consideration, the Parties will execute and deliver such other instruments of sale, transfer, conveyance, assignment and delivery and confirmation and take such action as the requesting party may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to confirm the Buyer’s title to the Acquired Assets free and clear of all Liens other than Excepted Liens (including any document reasonably requested by any title insurance company), and assist the requesting Party in exercising all rights and enjoying all benefits with respect to this Agreement. In addition, to the extent Seller receives a payment with respect to any Acquired Asset after the Closing , Seller will promptly, but in no event later than ten (10) business days thereafter, remit such payment to Buyer. Buyer further agrees that if it discovers any information (electronic or otherwise) which might reasonably be deemed to be confidential information not related to the Business or the Acquired Assets, Buyer will promptly notify Seller of the existence of such information and such discovered information shall be returned to Seller or at the election of Seller, destroyed and Buyer will certify to Seller the destruction of such discovered information in a commercially reasonably manner.

      (f) Survival. The provisions of Article 8 shall survive the Closing.

      9. Dispute Resolution.

      (a) Arbitration. If a dispute, controversy or claim arises out of or relates to this Agreement or any side agreement entered into in connection with the transactions contemplated hereby, or any breach or alleged breach hereof or thereof, and if said dispute cannot be settled through direct discussions between the Parties, said dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Arbitration will be conducted by three arbitrators who will be selected by the parties from a panel provided by the American Arbitration Association. The arbitration shall be conducted in Newark, New Jersey or such other location to which the Parties mutually agree.

      (b) Fees. All fees and expenses (including transcripts, room rental and fees of the arbitrators) of arbitration, shall be paid as determined by the arbitrators. Each party shall pay its own attorneys’ fees.

      10. Miscellaneous.

      (a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

      (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and, except as otherwise specifically provided herein, supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they are related in any way to the subject matter hereof.

      (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party. Notwithstanding the foregoing, Buyer may assign its rights in this Agreement and the other documents referenced herein to the providers of the financing listed in Schedule 3(f) as collateral for such financing or to any purchaser of all or substantially all of the assets of Buyer.

      (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (f) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given five (5) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:

Gerald C. Harvey, Esq. Vice President, Secretary and General Counsel TransTechnology Corporation 150 Allen Road Liberty Corner, NJ 07938

Copy to:

Steven H. Sneiderman, Esq. Hahn Loeser & Parks LLP 3300 BP Tower 200 Public Square Cleveland, Ohio 44114-2301

If to Buyer:

Breeze Industrial Products Corporation c/o Industrial Growth Partners 100 Spear Street, Suite 310 San Francisco, CA 94105

Copy to:

Terrance L. Bessey, Esq. Kirkland & Ellis 655 Fifteenth Street, N.W., Suite 1200 Washington, D.C. 20005

      Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.

      Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

      (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware (other than the choice of law principles thereof).

      (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      (j) Expenses. Except as otherwise provided herein, each of the Buyer and the Seller will bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in the event that Seller fails to close the transactions contemplated by this Agreement then, provided all of the conditions to Buyer’s obligations to consummate the transactions contemplated by this Agreement set forth in Section 5(a) of this Agreement (other than any such condition the fulfillment of which is within the power of the Seller), Seller shall reimburse Buyer for all of its reasonable expenses incurred in connection with this Agreement. Nothing herein shall impair the rights of the parties under Sections 7 and 9 above. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transaction contemplated by this Agreement shall be borne 50% by the Buyer and 50% by the Seller.

      (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

      (1) Incorporation of Exhibits and Schedules. The Exhibits and Disclosure Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Disclosure of any information in any Disclosure Schedule or Exhibit hereto shall be deemed disclosure of such information for all Disclosure Schedules and Exhibits hereto.

      (m) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and Buyer waives such compliance. The Seller agrees to indemnify and hold the Buyer harmless from and against all Adverse Consequences which the Buyer shall suffer arising out of the Seller’s failure to pay any of its liabilities to creditors of the Business other than the Assumed Liabilities.

      11. Definitions.

      “Accounting Firm” means PricewaterhouseCoopers, LLC.

      “Acquired Assets” means all of the right, title and interest in the hereinafter described assets used or held for use in connection with the Business: (a) tangible property such as machinery, equipment, furniture, trade fixtures, vehicles, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, (b) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, the rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (c) agreements, contracts, instruments, leases, subleases, commitments, other similar arrangements, and rights thereunder, (d) accounts, notes, and other receivables, (e) franchises, approvals, orders, registrations, certificates, variances, permits and licenses obtained from any Governmental Authority to the extent the same are transferable or assignable under Applicable Law, (f) documents, correspondence, lists, (including lists of past, present and prospective customers), drawings and specifications, computer software, books, records and other printed or written materials, and (g) prepayments, advances and deposits related to the Business (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (other than any such item relating to the payment of Taxes as described on Schedule 1(a)), and (i) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials; and provided further that the Acquired Assets shall not include the Excluded Assets.

      “Acquisition Proposal” any proposal, plan, agreement, understanding or arrangement contemplating any merger, consolidation, reorganization, recapitalization or similar transaction involving the Business, any transfer of any material asset of the Business, or any transaction that may be inconsistent with or that may have an adverse effect upon any of the transactions contemplated by this Agreement.

      “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, liabilities, obligations, Taxes (including but not limited to Taxes for unemployment insurance, disability insurance and other payroll Taxes), liens, losses, court costs and reasonable attorneys’ fees and expenses.

      “Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person (ii) any Person that is an executive officer or director of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, and (iii) when used with reference to a natural Person, any Person that is related to the specified Person by blood or marriage in the first degree of consanguinity; provided, however, that no natural Person shall be deemed to be controlled by any other Person.

      “Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations, ordinances or orders of any Governmental Authority, (ii) governmental approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority.

      “Assumed Liabilities” means those Liabilities listed in Schedule 1(b).

      “Business” shall have the meaning set out in recital A of this Agreement.

      “Closing” has the meaning set forth in Section 1(e) above.

      “Closing Date” has the meaning set forth in Section 1(e) above.

      “Closing Date Balance Sheet” means an unaudited combined balance sheet for the Business and the Pebra Business as of the Closing Date prepared in accordance with GAAP (subject to the same exceptions from GAAP as the Financial Statements) from which the calculation of Net Working Capital shall be derived.

      “Code” means the Internal Revenue Code of 1986, as amended.

      “Confidential Information” means any information concerning the businesses and affairs of a Party hereto that is not already generally available to the public.

      “Contract” means any oral or written contract, lease, license, certificate, sales confirmation, purchase order or other agreement relating to the Business and excluding licenses and/or permits issued by any Governmental Authority.

      “Disclosure Schedule” has the meaning set forth in Sections 2 and 3 above.

      “Employees” has the meaning set forth in Section 8(b) above.

      “Environmental Claims” means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), costs and expenses, which arise at any time as a result of (a) Hazardous Materials upon, about or beneath, or migrating or threatening to migrate to or from, any property at any time owned, leased or occupied by the Seller, or (b) the violation of any Environmental Law.

      “Environmental Laws” and “Environmental Law” as defined in Section 2(r)(i) hereof.

      “Excepted Liens” means any Lien that constitutes an Assumed Liability or which is otherwise permitted by the terms of this Agreement as set forth on Schedule 2(c).

      “Excluded Assets” means the Real Property, any cash, investment by Seller (or an Affiliate thereof) in any other Affiliate of the Seller, any rights of the Seller under the Agreement (or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), all trademarks, trade names, service marks and logos used in or associated with the Business which utilize or incorporate the name “TransTechnology”, the logo associated therewith, or the phrase “engineered products for global partners” or any other assets identified in Schedule 1(a) of the Disclosure Schedule.

      “Excluded Liabilities” means all those Liabilities other than those identified as Assumed Liabilities on Schedule 1(b) of the Disclosure Schedule including, without limitation, those Excluded Liabilities identified in Section II of Schedule 1(b).

      “Fixed Assets” means all machinery, tools, electronic devices, equipment, spare parts, supplies, furniture and furnishings, and other tangible personal property used or held for use in the Business, but excluding any Excluded Assets.

      “GAAP” means the generally accepted accounting principles as in effect in the United States of America, consistently applied.

      “Governmental Authority” means the government of the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof.

      “Hazardous Materials” means any pollutants, contaminants, toxic substances, hazardous waste or hazardous substances defined in or regulated under any Environmental Law.

      “Income Tax” means any federal, state, local, or foreign income tax, including any interest, penalty or other addition thereto, whether disputed or not.

      “Intellectual Property” means all patents, patent disclosures and inventions, trademarks, service marks, trade names, domain names and copyrights (and applications and registrations for any of the foregoing and goodwill associated therewith) and all technical know-how, trade secrets, inventions, processes, formulas, ideas, confidential information, trade dress and any other similar intangible assets owned, held or used by the Seller in connection with the Business, but excluding any rights relating to (A) the name “TransTechnology,” any variation thereof, the logo associated therewith, or the phrase “engineered products for global partners” or (B) the name “Breeze,” other than those rights relating to (i) use in connection with goods covered by International Class 6, or United States Class 13 or in connection with clamps or other current or planned products of the Business as of the Closing Date including, without limitation, the “MassTech” line of products and (ii) use as part of, or all of, the corporate name of Buyer, and as part of all uses by Buyer of such corporate name in the normal course of the Business.

      “Judgment” means any judgment, writ, order or decree of or by any court, judge, justice, magistrate or arbitrator(s), including any bankruptcy court or judge, and any order of any Governmental Authority.

      “Knowledge” means actual knowledge of the executive management of Buyer or Seller, as the case may be, after making reasonable inquiry of officers or senior management employees having responsibility for those operations or transactions to which such representation and warranty relates.

      “Law” means the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted promulgated, applied, or followed by any Governmental Authority or court.

      “Lease” means that certain Lease Agreement between Buyer and Seller dated as of the Closing Date with respect to the Real Property, substantially in the form set forth in Exhibit D hereto.

      “Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      “Lien” means any security agreement, financing statement, conditional sale or other title retention agreement, any lease, consignment or bailment given for security purposes, any mortgage, pledge, option, constructive trust or other trust, attachment, exception to or defect in title or other ownership interest of any kind which:

(i) creates or confers or purports to create or confer an interest in property to secure payment or performance of a liability, obligation or claim, or which retains or reserves or purports to retain or reserve such an interest for such purpose;

(ii) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to sell or otherwise dispose of, or otherwise results or may result in any Person acquiring, any property or interest therein; or

(iii) restricts the transfer of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any property. Lien shall not include (a) mechanic’s, materialmen’s, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money or the deferred purchase price of any asset.

      “Net Working Capital” means the current assets of the Business and the Pebra Business less the current liabilities of the Business and the Pebra Business, as adjusted utilizing the principles used to arrive at “Beginning Net Working Capital” as set forth on Schedule 1(d) of the Disclosure Schedule.

      “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice, including with respect to quantity and frequency.

      “Party” has the meaning set forth in the preface above.

      “Person” means an individual, a partnership, corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      “Real Property” means, collectively, the real property and improvements thereon commonly known as Breeze Industrial Products, 3582 Tunnelton Road, Saltsburg, Pennsylvania 15681-9594, as more fully described on Schedule 2(t).

      “Regulatory Action” means any action taken by any instrumentality of the United States, the State of Pennsylvania, or any subdivision thereof, to enforce any Environmental Law or any regulation promulgated pursuant to any Environmental Law.

      “Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      “Taxes” means any tax, charge, assessment, penalty, late charge or interest charged by a Governmental Authority, including but not limited to unemployment and disability premiums.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BREEZE INDUSTRIAL PRODUCTS CORPORATION

By: /s/ Gottfried Tittiger

Name: Gottfried Tittiger
Title: President

TRANSTECHNOLOGY CORPORATION

By: /s/ Michael J. Berthelot

Name: Michael J. Berthelot
Title: Chairman, President and Chief Executive Officer